October 11, 2005
Zip+4 Code:  20549-3561

Via Fax & U.S. Mail

Mr. Dominick A. Pagano
President and Chief Executive Officer
EDAC Technologies Corporation
1806 New Britain Avenue
Farmington, CT 06032

Re:	EDAC Technologies Corporation (the "Company")
      Form 10-K for the Fiscal Year Ended January 1, 2005
      Form 10-Q for the Quarterly Period Ended April 2, 2005
      File No. 000-14275

Dear Mr. Pagano,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Joseph Foti
								Senior Assistant Chief
Accountant